Exhibit 10.1


                             TECHNOLOGY LICENSE AGREEMENT
                             ----------------------------

     This Technology License Agreement is entered into this 22nd day of September, 1995 between MERCK & CO., INC, a New Jersey corporation, having a place of business at One Merck Drive, Whitehouse Station, New Jersey 08889-0100 ("Merck") and COMPUMED, INC., a Delaware corporation, having a place of business at 1230 Rosencrans Avenue, Suite 1000, Manhattan Beach, California 90266 ("CompuMed").

     WHEREAS CompuMed is in the business of, among other things, performing RA (as hereafter defined) using the Proprietary Technology (as hereafter defined) and the Acquired Assets (as hereafter defined); and

     WHEREAS, Merck desires to license the Proprietary Technology and to purchase the Acquired Assets and from CompuMed for the purpose of performing RA and other activities in the Field (as hereafter defined), and CompuMed is willing to license the Proprietary Technology and to sell the Acquired Assets and to Merck for such purpose on the terms provided in this Agreement.

     NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

     SECTION 1: DEFINITIONS
     ----------------------

     1.1 For the purposes of this Agreement, the following definitions shall apply:

          (a)  "Acquired Assets" shall mean the assets set forth on Schedule 1.

          (b) "Affiliate" shall mean (i) any entity, fifty percent (50%) or more of the voting equity interests of which are owned or controlled, directly or indirectly, by Merck or CompuMed, (ii) any entity which owns or controls, directly or indirectly, fifty (50%) or more of the voting equity interests in Merck or CompuMed, or (iii) any entity under the direct or indirect control of an entity described in (i) or (ii).

          (c) "Agreement" shall mean this Technology License Agreement between Merck and CompuMed, including all Exhibits and Schedules hereto.

          (d) "Ancillary Agreements" shall mean, collectively, Sublease (if executed by Merck as provided in Section 10.5), the Trademark Assignment, the Copyright Assignment, the Technology License Acknowledgement, the Bill of Sale, the Assignment and Assumption Agreement and the Transition Operating Agreement.

          (e) "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement to be executed and delivered by CompuMed and Merck at the Closing in the form attached as Exhibit A.

          (f) "Bill of Sale" shall mean the Bill of Sale to be executed and delivered by CompuMed to Merck at the Closing in the form attached as Exhibit B.

          (g) "BuIk Sale Law" shall mean the provisions or Article 6 of the Uniform Commercial Code as they apply to the sale of the Acquired Assets hereunder.

          (h) "Closing" shall mean the time and place for (i) the execution and delivery of the Ancillary Agreements and the Guaranties and (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (i)  "Commercial Software" shall mean the software identified on
               Schedule 2 in the form commercially available, and as the same may hereafter be modified from time to time by the commercial licensor thereof.

          (j) "Copyright Assignment" shall mean the Assignment of Copyright to be executed and delivered by CompuMed to Merck at the Closing in the form attached as Exhibit C.

          (k) "Documentation" shall mean all flow charts, logic diagrams, program listings, operating instructions, user manuals and all other related materials (to the extent they now exist and in whatever form), for use in connection with the Proprietary Technology.

          (l)  "FDA" shall mean the United States Food and Drug Administration.

          (m) "FDC Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. 301 et seq.
                                      -- ---

          (n) "Field" shall mean the screening for or assessment of pathological conditions in human bones as it relates to osteoporosis and rheumatology.

          (o)  [deleted].

          (p)  [deleted].

          (q) "Hardware" shall mean the personal computers, servers, scanners and other items set forth on Schedule 4, as the same may hereafter be modified or replaced from time to time.

          (r) "Key Employees" shall mean those employees or consultants of CompuMed identified on Schedule 5.

          (s) "Law" shall mean any statute, law, ordinance, regulation, rule, order, judgment or decree of any federal, state, local or other governmental authority, whether legislative, executive, judicial, administrative or otherwise.

          (t)  "License Payment" is defined in Section 2.3 of this Agreement.

          (u) "Liens" shall mean any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind.

          (v) "Proprietary Technology" shall mean all technology, computer software and related databases and algorithms used in connection with the performance of RA and related customer billing and order tracking by CompuMed, any and all software object code, software source code and updates thereto, and any and all drawings, specifications, designs, operating and manufacturing information and other materials or things relating thereto, as the same may hereafter be modified from time to time, including but not limited to the trade secrets identified on Schedule 13, but
                                                                       ---
               excluding the Commercial Software.  Proprietary Technology does
               ---------
               not include Major Enhancements (as defined in Section 3.4(f)) unless acquired or licensed to Merck pursuant to Section 3.4.

          (w)  "Purchase Price" is defined in Section 2.4 of this Agreement.

          (x) "Quarter" shall mean each three calendar month period occurring during a Year and ending March 31, June 30, September 30 and December 31, as the case may be.

          (y) "RA" shall me.an the analysis of photodensitometry measurements using radiographic absorptiometry.

          (z)  "Royalty" is defined in Section 4.1

          (aa) "Sublease" shall mean the sublease to be executed and delivered by CompuMed and consented to by Hughes Aircraft Company, a Delaware corporation, and USAA Income Properties III Limited Partnership, a Delaware limited partnership, at or prior to the Closing, in the form attached as Exhibit E, and as to which Merck shall have the option expressed in Section 10.5.

          (bb) "System" shall mean the Proprietary Technology and Commercial Software used in conjunction with the Hardware.

          (cc) "Technology License" is defined in Section 3.1.

          (dd) "Technology License Acknowledgment" shall mean the Technology License Acknowledgment to be executed and delivered by CompuMed and Merck at the Closing in the form attached as Exhibit F.

          (ee) "Test" shall mean the performance by Merck or its Affiliates of RA using the System to determine bone mineral density measurements for one individual person and with respect to which an amount payable is due or payment has been received.

          (ff) "Trademark Assignment" shall mean the Trademark Assignment to be executed and delivered by CompuMed at the Closing in the form attached as Exhibit G.

          (gg) "Transition Operating Agreement" shall mean the Transition Operating Agreement to be executed and delivered by CompuMed and Merck at the Closing in the form attached as Exhibit H.

          (hh) "Use", when used in connection with the Proprietary Technology and Documentation, shall mean the following:

               (i) operation and/or utilization of the Proprietary Technology and Documentation in performing RA or otherwise in the Field;

               (ii) copying or otherwise making available the Proprietary Technology and Documentation for (A) use by Merck and its Affiliates in accordance with Section 1.1 (hh)(i); (B) distribution to sublicensees or assignees of Merck as permitted by Section 16 for use in accordance with Section
                     1.1 (hh)(i); (C) backup or archival requirements; and (D) maintenance, improvement and trouble shooting with respect to the Proprietary Technology, the Documentation and/or the System;

               (iii) escrowing or otherwise making available software source code to regulatory authorities for the purposes of complying with Laws;

               (iv) modification of or preparation of derivative works from the Proprietary Technology or the Documentation for use in the Field, which modifications or derivative works may be made by Merck or its Affiliates, CompuMed, or any of their respective employees, contractors, consultants or agents; and

               (v) such other purposes as are set forth in this Agreement or any modification or amendment thereto.

          (ii) "Wedge" shall mean the aluminum alloy wedge used by CompuMed in the performance of RA using the System, having the characteristics and specifications described on Schedule 6.

          (jj) "Year" shall mean each one (1) year period beginning on January 1 and ending on December 31, with the first Year beginning on January 1, 1996.


     SECTION 2: SIGNING PAYMENT; LICENSE FEE, PURCHASE PRICE AND CLOSING
     -------------------------------------------------------------------

     2.1 Subject to the terms and conditions hereinafter set forth, at the Closing CompuMed shall (i) license to Merck the Proprietary Technology and Documentation, free and clear of Liens and other rights of third parties, and (ii) sell, assign, transfer and deliver to Merck, free and clear of Liens and other rights of third parties, all of the Acquired Assets.

     2.2 The license fee to be paid by Merck to CompuMed for the Technology License shall consist of (a) a one time payment of $250,000, to be paid by Merck at Closing by wire transfer of immediately available funds (the "License Payment") and (b) a royalty to be paid as provided in Section 4.1 (the "Royalty").

     2.3 The purchase price to be paid by Merck to CompuMed for the Acquired Assets shall be the book value of the Acquired Assets at the Closing, as reflected on CompuMed's books and records used in the preparation of CompuMed's financial statements, up to a maximum of $175,000 (the "Purchase Price"). CompuMed's preliminary determination of the current book value of the Acquired Assets is set forth on Schedule 1. At the Closing, CompuMed shall deliver its calculation of the Purchase Price, itemized to Merck's satisfaction, which calculation shall be certified by CompuMed's Chief Financial Officer as having been calculated in accordance with this Section. Payment of the Purchase Price shall be made by Merck at Closing by wire transfer of immediately available funds.

     2.4 The Closing shall occur on September 22, 1995 at the offices of Merck at Summneytown Pike, West Point, Pennsylvania, or at such other time and place as the parties may mutually agree in writing. At the Closing, each party shall make all the deliveries and take all of the actions required of it under Section 13 of this Agreement.

     2.5. Merck shall have the right, for a period of sixty (60) days after the Closing, to review CompuMed's books and records used in the calculation of the Purchase Price. In the event that Merck shall dispute such calculation, Merck shall notify CompuMed and the parties shall meet to attempt to resolve such dispute. In the event that the parties are unable to resolve the dispute, the matter shall be submitted to KPMG Peat Marwick for resolution. The costs and expenses of KPMG Peat Marwick shall be paid equally by the parties. CompuMed shall immediately remit to Merck any excess between the purchase price paid by Merck at Closing and the correct Purchase Price, as ultimately determined in accordance with this Section.


     SECTION 3: GRANT OF LICENSE
     ---------------------------

     3.1 At the Closing, CompuMed shall grant Merck and its Affiliates an exclusive world wide perpetual license to Use the Proprietary Technology and Documentation, subject to the terms and conditions hereof and the qualification in Section 3.4 regarding Major Enhancements (the "Technology License").

     3.2 Merck shall have the right to independently develop or have developed and use software and technology which interfaces with or connects to the Proprietary Technology. Such independently developed software and technology shall remain Merck personal and proprietary property.

     3.3 Any new releases, versions or other updates to the Proprietary Technology or Documentation made, in whole or in part, by CompuMed or its Affiliates and which are funded, in whole or in part by Merck or its Affiliates, shall be deemed licensed to Merck and its Affiliates hereunder and will be provided to Merck subject to the terms and conditions of this Agreement.

     3.4 (a) Notwithstanding anything to the contrary contained in this Agreement, CompuMed shall retain the right to perform developmental work on the System for the performance of RA in the Field, at its sole cost and expense. If, in the course of its development work, CompuMed develops a prototype of a technology that CompuMed believes has the potential of constituting a Major Enhancement (as defined below), CompuMed shall provide Merck, on a confidential basis, with (i) a notice of such development (the "Prototype Notice"), (ii) a brief description of the Major Enhancement that the prototype is intended to exemplify, and (iii) an opportunity to evaluate the prototype.

          (b) Merck shall have 45 days from receipt of the Prototype Notice to evaluate the prototype and notify CompuMed as to whether Merck wishes to fund the remaining development thereof (the "Development Project"). If Merck is interested in funding the Development Project, Merck and CompuMed shall negotiate with each other, on an exclusive basis, for a period not to exceed 60 days, the terms under which Merck shall fund the Development Project. If Merck and CompuMed reach agreement regarding the terms of Merck's funding such Development Project, the results of the Development Project shall (to the extent actually funded by Merck) be owned by Merck. In the event that Merck and CompuMed are unable to reach agreement on such terms within such 60 day period, or Merck shall fail to indicate its interest in funding the Development Project within 45 days after receipt of the Prototype Notice, CompuMed shall be entitled to proceed with the Development Project, subject to the remaining provisions of this Section 3.4.

          (c) If CompuMed completes the Development Project (the "Completed Project") and believes that the Completed Project is a Major Enhancement, CompuMed shall provide Merck, on a confidential basis, with (i) a notice of such completion (the "Completion Notice"), (ii) a brief description of the Completed Project, and (iii) an opportunity to evaluate the Completed Project.

          (d)  Merck shall have 45 days from receipt of the Completion Notice to
          (i) test such Completed Project, (ii) notify CompuMed whether Merck agrees that the Completed Project is a Major Enhancement, and (iii) if Merck agrees that the Completed Project is a Major Enhancement, to indicate whether Merck is interested in acquiring a license to the Major Enhancement. If Merck does not agree that the Completed Project is a Major Enhancement, then the parties shall resolve such dispute as provided in Section 3.4(f). If Merck agrees that the Completed Project is a Major Enhancement and Merck indicates that it is interested in licensing such Major Enhancement within such 45 day period, Merck and CompuMed shall negotiate with each other, on an exclusive basis for a period not to exceed an additional 60 days, the terms under which Merck shall acquire an exclusive license to the Major Enhancement. As to any dispute regarding whether a Completed Project is a Major Enhancement that is submitted for resolution pursuant to Section 3.4(f) and the result of which is a determination that the Completed Project does constitute a Major Enhancement, Merck shall have an additional 5 days from the date of such determination to indicate whether Merck is interested in acquiring the Major Enhancement, and if Merck so indicates, Merck and CompuMed shall negotiate with each other, on an exclusive basis for a period not to exceed an additional 30 days, the terms under which Merck shall acquire an exclusive license to the Major Enhancement. In the event that Merck and CompuMed are unable to reach agreement on the terms under which Merck shall acquire an exclusive license to such Major Enhancement within such 60 or 30 day period, as applicable, or Merck shall fail to indicate its interest in acquiring an exclusive license to the Major Enhancement within the 45 day period following receipt of the Completion Notice or the 5 day period following a determination under Section 3.4(f) that a Development Project is a Major Enhancement, as applicable, CompuMed shall be entitled to use the Licensed Technology and the System, as modified by the Major Enhancement (the "Enhanced System") to perform RA in the Field without the need for any further authorization from Merck. In no event, however, shall CompuMed be entitled to commercialize, or grant any rights to a third party to commercialize, any Completed Development that fails to constitute a Major Enhancement.

          (e) In no event shall CompuMed offer to transfer its rights to commercialize the Enhanced System for the performance of RA in the Field to any third party unless CompuMed shall first set forth the terms on which such offer shall be made in writing to Merck (the "Offer Notice"). The sending of the Offer Notice shall constitute an offer by CompuMed to transfer the Enhanced System to Merck on the terms set forth therein. Merck shall have 45 days from receipt of the Offer Notice to accept the transfer of the Enhanced System on the terms set forth in the Offer Notice if Merck fails to accept the terms set forth in the Offer Notice within such 45 day period, CompuMed shall be free to offer the Enhanced System to third parties on terms not less favorable to CompuMed than those specified in the Offer Notice. CompuMed shall not change in any material respect the offer made to any third party from that specified in the Offer Notice or accept any counter offer from a third party which contains terms different in any material respect from that contained in the Offer Notice (other than such changes which, in the aggregate, are not less favorable to CompuMed than those set forth in the Offer Notice), without complying again with the terms of this Section 3.4(e) by sending a new Offer Notice to Merck which reflect such different terms. Upon compliance by CompuMed with all of the applicable terms of this Section 3.4 and the failure by Merck to acquire or license the Major Enhancement pursuant to this Section 3.4, CompuMed may license or sublicense the Enhanced System to a third party, including such portion of the Proprietary Technology and the intellectual property rights relating thereto as may reasonably be required to use the Enhanced System for performing RA in the Field without the need for any further authorization, excluding however (i) trademarks and tradenames constituting a part of the Acquired Assets and (ii) intellectual property rights developed after the date hereof and owned by or licensed to Merck.

          (f) For the purposes of this Section 3.4, the term "Major Enhancement" shall mean an improvement to the System that creates substantial additional value or improved clinical performance for RA in the Field, over and above the value or performance inherent in the System as it is then being commercialized by Merck. Major Enhancements do not include (i) debugging or maintenance of the System, or (ii) updates or enhancements that derive their added value or improved performance principally from (A) new releases or versions of Commercial Software or (B) new versions of commercially available hardware. Merck and CompuMed shall attempt in good faith to agree upon whether any development constitutes a Major Enhancement. If the parties are unable to agree, then the matter shall be submitted to binding confidential arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. 1 et seq. The arbitration shall be conducted before a
                          -- ---
          panel of three arbitrators, one selected by Merck, one selected by CompuMed and the third selected by the two arbitrators chosen by the parties. All arbitrators must be experts in the field of bone densitometry. Each of the parties shall select its arbitrator within 45 days of being served with a notice of arbitration hereunder, and the third arbitrator shall be selected within 90 days of such notice of arbitration. In the event that any arbitrator shall fail to be selected within the prescribed time period, either party may apply to the American Arbitration Association for the appointment of such arbitrator. The arbitration shall be held in New York, New York and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration award shall be final and binding and it may be confirmed and enforced in any court of competent jurisdiction. Each party shall pay for all attorney fees and costs it incurs in connection with the arbitration. Each party shall share equally in the costs of the arbitration.

          (g)  Notwithstanding anything to the contrary contained in this
          Section 3.4 and in addition the representation contained in Section 7.6, CompuMed agrees that it will not conduct such work on developing a potential Major Enhancement as would require the sending of a Completion Notice prior to the expiration of the first Year.


     SECTION 4: ROYALTY
     ------------------

     4.1  As part of the license fee payable by Merck to CompuMed pursuant to
          Section 2.3, and subject to the limitations contained in this Section 4.1, Merck shall pay CompuMed a Royalty during the first five Years as follows:


               Year 1    Year 2    Year 3    Year 4    Year 5
               ------    ------    ------    ------    ------
     Royalty
     Payment
     per Test
     in Year   $2.00     $2.50     $3.00     $3.50*    $4.00*

     *Notwithstanding the above, the maximum Royalty payment, (i) for Year 4, shall not exceed the lesser of (a) $3,000,000 or (b) 10% of Total Collected Revenues for such Year, and (ii) for Year 5, shall not exceed the lesser of
     (a) $4,000,000 or (b) 10% of Total Collected Revenues for such Year, provided however that the limitations contained in clauses (i)(b) and
     (ii)(b) shall not apply unless the Average Collected Revenue per Test in such Year is less than $35, and further provided that if the cost of performing Tests has substantially decreased (i.e. decreased by at least 33%) in Year 4 or Year 5 from that in effect for Year 1, after taking into account all expenses incurred by Merck in achieving such cost savings, then Merck and CompuMed shall equitably adjust the $35 Average Collected Revenue per Test figure to reflect such cost savings for such of Years 4 or 5 (or portions thereof) that such savings are in effect For the purposes of the foregoing, Total Collected Revenues shall equal all amounts collected by Merck for the performance of Tests, less returns, refunds, rebates, retroactive price reductions, and taxes paid directly in respect of such Tests, and Average Collected Revenues shall equal Total Collected Revenues divided by the total number of all Test performed which gave rise to such Total Collected Revenues. At the end of the first five Years, no further Royalties shall be earned and the license to the Licensed Technology shall be fully paid. Further, no Royalties shall be earned for Tests completed prior to the beginning of the first Year.

     4.2  Merck shall make a partial payment of the royalties due under this
          Section 4 within 60 days after the end of each Quarter. This partial payment shall be calculated by accumulating the Tests run from the beginning of the Year to the end of the relevant Quarter and subtracting any payment made for previous Quarters in such Year. If at the time of calculating the royalty due for any Quarter of a Year, the Quarterly royalty payments previously made exceed the royalty payable for such Year, the deficit shall be applied as a credit against the next Quarterly royalty payment due hereunder from Merck and shall not (subject to the next sentence) result in a return of royalties previously paid by Merck. Notwithstanding the foregoing, for the fifth Year, Merck shall make no partial royalty payment for the third Quarter, and if, at the end of the fourth Quarter of such Year, the Quarterly royalty payments previously made (a) exceed the royalty payable for such Year, the excess shall be immediately repaid by CompuMed and (b) are less than the royalty payable for such Year, the deficit shall be paid by Merck within 60 day after the end of such Year.

     4.3 Merck shall have the right (but not the obligation) to recover by way of set off against royalties and other amounts payable to CompuMed under this Section 4(a) any indemnity to be provided by CompuMed under this Agreement or (b) any other payment due from CompuMed under this Agreement, the Ancillary Agreements or any other agreement between Merck and CompuMed. Notwithstanding the foregoing, Merck shall give CompuMed 21 days notice and opportunity to discuss and cure the occurrence of any event which gives rise to a right of set off under this Section 4.3, provided that if such event remains uncured after the passage of such 21 day period, Merck shall be entitled to exercise its right of set off under this Section 4.3 without further notice to CompuMed.

     4.4 Merck and CompuMed acknowledge that certain royalties are payable to CompuMed under the contract specified in item 4 on Schedule 12 of this Agreement (the "Mexico Agreement") and that CompuMed's rights to and obligations under the Mexico Agreement are being assigned to and assumed by Merck in accordance with the Assignment and Assumption Agreement and the terms of this Agreement. From and after the Closing, CompuMed acknowledges that all royalties due under the Mexico Agreement shall be paid directly to Merck, and Merck agrees that Merck shall pay to CompuMed the lesser of (i) the royalty amount received under the Mexico Agreement for each test performed thereunder (specifically excluded are any backup processing charges or other non-royalty charges under the Mexico Agreement), or (ii) the royalty per Test provided under this Agreement for each test performed under the Mexico Agreement, as if such tests under the Mexico Agreement had been performed under this Agreement. Payments for tests under the Mexico Agreement pursuant to this Section 4.4 shall be paid at the same time as Royalties under this Agreement; however, any amounts due under this Section 4.4 arising out of tests performed under the Mexico Agreement prior to December 31, 1995 shall, for the purposes of clause
          (ii) above, be calculated at the first Year rate and shall be payable concurrently with the first royalty payment due under this Agreement.

     4.5 Within 60 days of the end of each Quarter, Merck shall furnish CompuMed with a written report, signed by the treasurer or an assistant treasurer of Merck, showing:

          (a) the number of Tests performed during the preceding Quarter, broken out by processing center and by sublicensee;

          (b) if relevant to calculation of Royalties for Year 4 or 5, Total Collected Revenue and Average Collected Revenue per Test received by Merck from such Tests;

          (c) the Royalty payments earned by CompuMed in connection with such Tests;

          (d) an itemized listing of any offsets applied by Merck against such Royalty payments, identifying the basis for such offsets; and

          (e)  the resulting amount payable to CompuMed for such Quarter.

     Such report shall accompany the Royalty payment to be made pursuant to
     Section 4.2.

     4.6 Merck shall keep adequate and complete records that include all information necessary to verify the total amount and computation of Royalties due hereunder. Such records shall be open to inspection on behalf of CompuMed upon reasonable notice during regular business hours to the extent necessary to verify the amount thereof. Such inspection may be made not more often than once each Quarter and at the expense of CompuMed by a certified public accountant appointed by CompuMed and to whom Merck has no reasonable objection. Merck shall not be required to retain such records for more than three (3) years after the close of the applicable Quarter. If any Royalty payment made by Merck is established to be more than 5% lower than the correct Royalty amount due hereunder for such Quarter, then Merck shall reimburse CompuMed for the reasonable cost of such audit, provided that the foregoing reimbursement obligation shall not apply to any miscalculation resulting from the application of the $35 Average Collected Revenue per Test qualification in Section 4.1

     4.7 CompuMed agrees that Merck may perform RA using the System for determination of bone density without charge for such clinical, regulatory and promotional purposes as Merck deems desirable in connection with the exploitation of the Technology License, and that such activities shall not constitute Tests hereunder or entitle CompuMed to Royalties; however, Merck acknowledges that the general commercial exploitation of the Licensed Technology is intended to generate Royalties for CompuMed on the terms specified in this Agreement, and that if, for any reason, such general commercial exploitation shall not result in amounts payable being due within the definition of "Tests" in Section 1.1 (ee) and therefore deprive CompuMed from Royalties payable hereunder, Merck agrees that "Test" shall be redefined a manner so that such general commercial exploitation shall result in Royalties on the terms specified in this Agreement, while still preserving Merck's right to perform clinical, regulatory and promotional activities without payment of Royalties as specified in this Section 4.7.


     SECTION 5: TERM AND TERMINATION OF TECHNOLOGY LICENSE
     -----------------------------------------------------

     5.1 The Technology License shall be perpetual, and shall be subject to termination only in accordance with the termination provisions of this Agreement.

     5.2 CompuMed may terminate the Technology License by written notice in the event that Merck breaches any of the provisions of Section 4 or 12, and such breach shall not be remedied within sixty (60) calendar days after Merck is notified in writing thereof.

     5.3 Merck may terminate the Technology License at any time and without penalty by delivering a written notice of termination to CompuMed.

     5.4 Upon a rightful termination of the Technology License, Merck shall (a) cease its Use of the Proprietary Technology and Documentation (b) reconvey to CompuMed all of Merck's right, title and interest in and to the intellectual property associated with the Proprietary Technology, (other than that Merck has not taken any action which has caused the title to the property being reconveyed to be less sound than the title to such property as it was conveyed by CompuMed to Merck) and (c) at CompuMed's option, destroy or return to CompuMed all copies of the Proprietary Technology and Documentation. If requested by CompuMed, Merck shall certify to CompuMed, in writing, that the foregoing steps have been taken.

     5.5 Termination of the Technology License under this Section 5 shall not limit either party's right to any equitable or legal relief for any material breach of this Agreement. In the event of any termination of this Agreement by Merck under Section 5.3, Merck shall have no obligation to make any further Royalty payments, other than those earned through the date of termination, and as to those payments, Merck shall retain its rights under Section 4.3 and 14.5.


     SECTION 6: SPECIAL BANKRUPTCY PROVISION
     ---------------------------------------

     6.1 CompuMed agrees that the Technology License constitutes a license to "intellectual property", as defined in Section 101(56) of the United States Bankruptcy Code, 11 U.S.C. 1 et. seq. (the "Bankruptcy Code").
                                              --  ---
          Consequently, CompuMed acknowledges that if CompuMed as a debtor in possession (or a trustee for CompuMed) in a case under the Bankruptcy Code, rejects the Technology License, Merck may elect to retain its rights under this Agreement to the Technology License as provided in
          Section 365(n) of the Bankruptcy Code.


     SECTION 7: COMPUMED REPRESENTATIONS AND WARRANTIES
     --------------------------------------------------

     CompuMed represents and warrants to Merck as follows:

     7.1 CompuMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2 The execution, delivery and performance of this Agreement by CompuMed and the consummation of the transactions contemplated hereby is within CompuMed's corporate power, has been duly authorized by all necessary corporate actions and does not contravene or constitute a breach of or default under (i) any provision of the certificate of incorporation or by-laws of CompuMed, (ii) any contract, agreement, license, franchise, permit, approval, covenant or obligation binding upon or relating to CompuMed, the Acquired Assets, the Proprietary Technology or the Documentation except for such contravention, breach or default as may arise under the Liens specified in Schedule 10, all of which Liens shall be discharged on or prior to the Closing as provided in Section 13.1(d) such that the rights or obligations of the parties under this Agreement are not affected, or (iii) any Law to which CompuMed, the Acquired Assets, the Proprietary Technology or the Documentation is subject or bound. This Agreement is the legal, valid and binding obligation of CompuMed, enforceable in accordance with its terms.

     7.3 Except as provided on Schedule 7, the execution, delivery and performance of this Agreement by CompuMed and the consummation of the transactions contemplated hereby does not require any action, consent or approval by any third party. Except as provided on Schedule 7, no approval of or filing with any governmental authority is necessary in connection with the execution and delivery of this Agreement by CompuMed or the consummation of the transactions contemplated hereby.

     7.4 CompuMed has the unrestricted right to license the Proprietary Technology and Documentation to Merck on the terms provided herein. The Proprietary Technology and Documentation are not subject to any Liens or other rights of third parties except for such Liens as are specified in Schedule 10, all of which shall be discharged on or prior to the Closing as provided in Section 13.1(d) such that the rights or obligations of the parties under this Agreement are not affected.

     7.5 Neither CompuMed nor any of its predecessors-in-interest with respect to the Proprietary Technology or Documentation have previously granted any rights with respect to the Proprietary Technology or Documentation which would include performance of RA or other activities in the Field except as provided in items 2-6 of Schedule 12; item 2 of Schedule 12 shall be terminated on or prior to the Closing as provided in Section 13.1(f) such that the rights and obligation of the parties under this Agreement are not affected, and CompuMed's rights under items 3-6 of
          Schedule 12 shall be assigned to Merck on or prior to the Closing pursuant to the Assignment and Assumption Agreement as provided in
          Section 13.1(a)(vi).

     7.6 The Proprietary Technology, when operated on the Hardware and with the Commercial Software, will perform RA in accordance with the specifications set forth in Schedule 8 in all material respects. The version of the Proprietary Technology and Documentation to be delivered to Merck at Closing pursuant to Section 13.1(a)(x)-(xiii) is the most current version of the Proprietary Technology and Documentation, and CompuMed is not in the process of developing any modifications, fixes, workarounds, new versions, new releases or other upgrades thereto which are excluded from the Proprietary Technology and Documentation to be delivered at Closing to Merck pursuant to
          Section 13.1(a)(x)-(xiii).

     7.7 The Proprietary Technology does not contain any software modules which will disable the software portion of the Proprietary Technology, the Commercial Software or the System, or any other software or any hardware, encrypt data, corrupt memory, or in any way hinder Merck's full use of the Proprietary Technology, the Commercial Software and the System.

     7.8 Set forth in Schedule 9 is a complete description of all Hardware, Proprietary Technology and Commercial Software configuration required to perform RA as currently performed by CompuMed. Except for the licenses to Commercial Software specified in Schedule 2, no additional licenses of any software are required in order for Merck to Use the Proprietary Technology to perform RA in accordance with this Agreement.

     7.9 CompuMed owns good and marketable title to all of the Acquired Assets, free and clear of Liens or other rights of third parties, except for such Liens as are disclosed on Schedule 10. Subject to the removal of the Liens disclosed on Schedule 10, CompuMed has the unrestricted right to sell the Acquired Assets as provided by this Agreement, and this Agreement, together with the Ancillary Agreements (when executed at Closing) are and shall be in appropriate form and sufficient to convey, transfer and assign to Merck (i) good and marketable title to the Acquired Assets as provided herein, (ii) a good and marketable license to the Proprietary Technology as provided herein, (iii) a valid sublease of the Subleased Premises under the Sublease, enforceable in accordance with its terms (subject to Amrck's exercise of its option under Section 10.5 with respect to the Sublease and execution thereof) and (iv) all of CompuMed's rights and obligations under the agreements referred to in the Assignment and Assumption Agreement. The Acquired Assets, together with the Proprietary Technology, the Documentation and the Commercial Software, constitute all of the assets used by CompuMed to perform RA in accordance with current practice. All of the Acquired Assets are in good operating condition and suitable for their intended use.

     7.10 There is no pending or threatened claim or litigation against CompuMed which in any way relates to or affects the Acquired Assets, the Proprietary Technology, the Documentation, the performance of RA using the System or the transactions contemplated hereby nor, to the best of CompuMed's knowledge, is their any basis for any such claim. There are no judgments, decrees or orders of any court or governmental authority binding on CompuMed that in any way relate to or affect the Acquired Assets, the Proprietary Technology, the Documentation, the performance of RA using the System or the transactions contemplated hereby.

     7.11 CompuMed is in compliance with all Laws applicable to the Acquired Assets, the Proprietary Technology, the Documentation and the performance of RA using the System. CompuMed is not under investigation with respect to any alleged non-compliance or violation of any Laws applicable to the Acquired Assets, the Proprietary Technology the Documentation or the performance of RA using the System and, to the best of CompuMed's knowledge, there is no basis for such investigation except as is referred to in Schedule 11.

     7.12 CompuMed has all required permits, licenses, orders and approvals from all governmental authorities as are required to market, commercialize and perform RA using the Acquired Assets, the Proprietary Technology, the Documentation and the System. A copy of all such permits, licenses, orders, and approvals is attached as Schedule 11. Also attached as Schedule 11 is a copy of all notices, reports, warnings, correspondence or other communications between the FDA or any other regulatory authority and CompuMed (or to the best of CompuMed's knowledge, its predecessors-in-interest) which relate to the marketing, commercialization and performance of RA using the Acquired Assets, the Proprietary Technology, the Documentation or the System.

     7.13 Except as set forth on Schedule 12, there are no leases, contracts or agreements to which CompuMed is a party or by which CompuMed is bound which relate to or affect the Acquired Assets, the Proprietary Technology, the Documentation, the performance of RA using the System or the performance of the transactions contemplated hereby. All leases, contracts and agreements referred to on Schedule 12 are in full force and effect, and neither CompuMed nor any other party thereto is in breach of its obligations thereunder. A true and complete copy of each lease, contract or agreement referred to on
          Schedule 12 is attached thereto. All equipment, Wedges and other deliverables to be provided by CompuMed under the agreements referred to in items 3-5 of Schedule 12 have been provided, and CompuMed has not received any warranty claims or claims for services under such agreements. The agreement between Universal Medical Records Services, Ltd. and CompuMed dated December 7, 1993 has been terminated, and neither party, not its successors or assigns, has any rights or liabilities thereunder.

     7.14 Set forth on Schedule 13 is a list of all United States and foreign patents, trademarks, service marks, tradenames and copyrights (and any registrations and applications therefor), used by CompuMed in connection with the Acquired Assets, the Proprietary Technology, the Documentation or the performance of RA using the System. CompuMed owns all of the patents, trademarks, service marks, tradenames, copyrights, and trade secrets set forth on Schedule 13 as well as all other intellectual property rights used by CompuMed in connection with the Acquired Assets, the Proprietary Technology, the Documentation and the performance of RA using the System. CompuMed's use of the Acquired Assets, the Proprietary Technology, the Documentation and performance of RA using the System is not in violation of any patents, trademarks, service marks, tradenames, copyrights, trade secrets or other intellectual property rights of others, and CompuMed is not aware of any assertion that such use so infringes the intellectual property rights of others. No third party is infringing upon the patents, trademarks, service marks, tradenames, copyrights or trade secrets set forth on Schedule 13 or any other intellectual property rights used by CompuMed in connection with the Acquired Assets, the Proprietary Technology, the Documentation or the performance of RA using the System.

     7.15 The specifications for the Wedge set forth in Schedule 6 are accurate and constitute all of the specifications required to manufacture Wedges (a) in conformity with all regulatory requirements and (b) suitable for performance of RA using the Acquired Assets, the Proprietary Technology, the Documentation and the System. All Wedges constituting a part of the Acquired Assets comply with all regulatory requirements and all of the specifications contained in Schedule 6. A list of all currently approved vendors of Wedges to CompuMed is set forth on Schedule 6. To the best of CompuMed's knowledge, such vendors are in compliance with all Laws and have obtained and are in compliance with all permits, licenses and approvals required from any governmental authorities applicable to the manufacture and sale of Wedges. Neither CompuMed nor any such vendor is in breach of any of its obligations relating to the supply of Wedges to CompuMed.

     7.16 This Agreement does not contain any untrue statement of a material fact made by CompuMed, or omit to state a material fact required to be stated in order to make the statements made herein by CompuMed not misleading.


     SECTION 8: MERCK REPRESENTATIONS AND WARRANTIES
     -----------------------------------------------

     Merck represents and warrants to CompuMed as follows:

     8.1 Merck is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

     8.2 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby is within Merck's corporate power, has been duly authorized by all necessary corporate actions and does not contravene or constitute a breach of or default under (i) any provision of the certificate of incorporation or by-laws of Merck (ii) any contract, license, franchise, permit, approval, covenant or obligation binding upon or relating to Merck, or (iii) any Law to which Merck is subject or bound. This Agreement is the legal, valid and binding obligation of Merck, enforceable in accordance with its terms.

     8.3 The execution, delivery and performance of this Agreement by Merck and the consummation of the transactions contemplated hereby do not require any action, consent or approval by any third party. No approval of or filing with any governmental authority is necessary in connection with the execution and delivery of this Agreement by Merck or the consummation of the transactions contemplated hereby.

     8.4 This Agreement does not contain any untrue statement of a material fact made by Merck, or omit to state a material fact required to be stated in order to make the statements made herein by Merck not misleading.


     SECTION 9: COVENANT NOT TO COMPETE
     ----------------------------------

     9.1 CompuMed agrees that, for a period of five (5) years after the Closing, CompuMed and its Affiliates shall not, directly or indirectly
          (a) engage in the business of performing RA in the Field anywhere in the world, except pursuant to the provisions of Section 3.4, or (b) solicit, entice persuade or induce any of the Key Personnel, or any other personnel of Merck or its Affiliates involved in performing RA using the Proprietary Technology, to terminate their employment with Merck or its Affiliates or to become employed by CompuMed or its Affiliates.

     9.2 In the event that CompuMed commits a breach or threatens to commit a breach of any of the provisions of this Section 9, Merck shall have the right to have the provisions of this Section 9 specifically enforced by a court of competent jurisdiction, it being acknowledged by CompuMed that any such breach or threatened breach would cause irreparable injury to Merck in the area of performing RA services and that monetary damages would not provide an adequate remedy. CompuMed further agrees that it will account for and pay over to Merck all compensation, profits and other remuneration received as a result of the breach by CompuMed of any of the provisions of this Section 9.

     9.3  CompuMed and Merck agree that if any of the provisions in this
          Section 9 are held unenforceable as written because of the duration, scope or geographic area or the nature of the business covered, the court making such determination shall have the power to reduce such provision and in its reduced form, such provision shall then be enforceable.


     SECTION 10: ADDITIONAL COVENANTS
     --------------------------------

     10.1 CompuMed agrees that it will, as of the Closing, deliver all unfilled orders for RA services in the Field to Merck, together will all files, work in process and other materials related thereto. From and after the Closing, CompuMed shall promptly forward to Merck all requests, inquiries and orders relating to RA services in the Field and shall otherwise assist in facilitating the transfer to Merck of CompuMed's RA customer base relating thereto in such manner as Merck may reasonably request.

     10.2 Section 3.4 specifies certain agreements relating to System enhancements which may potentially be initiated by CompuMed, and such potential enhancements shall be governed by that Section. Subject to the foregoing, CompuMed agrees that it will, both before and after the Closing and at Merck's expense, take all actions required by Merck in connection with (a) making any enhancements, upgrades, improvements or modifications to the Proprietary Technology, the Documentation or the System which Merck deems necessary or desirable to enhance the precision or performance of the System, and (b) performing any clinical studies or regulatory compliance work which Merck deems necessary or desirable in connection with the preparation for use or the use of the Proprietary Technology, the Documentation or the System for the purposes contemplated by this Agreement. Merck agrees that, subject to the accuracy of the representations and warranties of CompuMed under Section 7 and CompuMed's obligations under Section 14.1, Merck shall be responsible, at its expense, to make any filings and to take any actions with the FDA as may be required in order to use the Proprietary Technology, the Documentation and the System for the purposes contemplated by this Agreement. Merck agrees to expend approximately $750,000 (including those expenditures made to date) in connection with enhancements, upgrades, improvements, modifications, clinical studies and regulatory compliance work regarding the Proprietary Technology, the Documentation and the System within 3 years from the Closing date; provided however that (i) none of such expenditures need be made with CompuMed and (ii) if Merck fails to expend such amount, CompuMed shall notify Merck, and Merck shall satisfy such requirement within 1 year of CompuMed's notice, failing which CompuMed's remedy shall be limited to termination of the Technology License under Section 5.2. CompuMed agrees that all decisions regarding the making of any such enhancements, upgrades, improvements, modifications, clinical studies or regulatory work, the amounts to be expended in connection therewith, the scope thereof, and otherwise shall be controlled by Merck at its sole discretion. Merck shall be entitled, at its sole discretion, to engage third parties to perform or assist in the performance of any such enhancements, upgrades, improvements, modifications, clinical studies or regulatory work, but always subject to the terms of Section 12 below. The timing, performance parameters, compensation and other terms of any engagement of CompuMed by Merck for the performance of such enhancements, upgrades, improvements, modifications, clinical studies or regulatory work shall be as agreed by the parties, provided that the compensation payable to CompuMed shall, during the period which CompuMed is receiving Royalties under this Agreement, be limited to payment for labor and services of CompuMed employees or consultants at CompuMed's actual cost plus 15% and reimbursement of actual out of pocket costs incurred in performing services; notwithstanding the foregoing, CompuMed agrees that nothing contained in this Section 10.2 shall be deemed to relieve CompuMed of any of its warranty obligations under Section 10.7, which shall be provided free of charge. All work product of CompuMed funded by Merck shall be owned by Merck, and CompuMed shall supply to Merck all copies of any source code, specifications, data or other physical embodiment of such work product. CompuMed shall execute and deliver all documentation as may reasonably be required to further reflect or effectuate such ownership.

     10.3 CompuMed agrees that it will, both before and after the Closing and to the extent necessary in connection with any matter relating to the Acquired Assets, the Proprietary Technology, the Documentation, the System or the performance of RA services, permit Merck or its agents to inspect the books and records of CompuMed during CompuMed's regular business hours.

     10.4 CompuMed agrees that it will, from and after the execution of this Agreement and until the Closing (a) continue to operate its business in the ordinary course, consistent with past practice, (b) preserve CompuMed's existing customer base for RA services and CompuMed's business relationship with vendors, and (c) maintain all Acquired Assets, the Licensed Technology and the Documentation in its current condition. CompuMed shall not engage in any activities or transactions which would, in any manner, adversely affect the Acquired Assets, the Proprietary Technology, the Documentation or the performance of RA using the System. In addition, CompuMed shall (at Merck's expense) cooperate with Merck in any efforts Merck may undertake to exploit and expand upon CompuMed's existing customer base for RA services in the Field or to otherwise promote, commercialize and use the Acquired Assets, the Proprietary Technology, the Documentation and the System.

     10.5 CompuMed agrees that it will execute and deliver the Sublease and obtain the consent of Hughes Aircraft Company, a Delaware corporation, and USAA Income Properties III Limited Partnership, a Delaware limited partnership, to such Sublease on or prior to the Closing. Merck shall have the option, at its sole discretion, to execute the Sublease at or prior to the Closing. Prior to the Closing, CompuMed shall maintain the lease referred to as item 1 on Schedule 12 in full force and effect, and will not breach, or suffer or permit to exist any breach of such lease; if Merck shall execute the Sublease, CompuMed shall continue to maintain the lease referred to as item 1 on Schedule 12 in full force and effect and will not breach, or suffer or permit to exist any breach of such lease for so long as the Sublease is in effect.

     10.6 [deleted].

     10.7 In the event of any breach by CompuMed of its representations and warranties contained in Section 7.6 or 7.7 of this Agreement, Merck shall have the right to require CompuMed to provide warranty services, free of charge, to rectify such breach of warranty. CompuMed shall commence and continue to perform such warranty services at the priority specified in Schedule 14. If any of the Key Employees or other Merck employees or consultants are assigned to perform such warranty work, CompuMed shall reimburse Merck for the cost of same.

     10.8 CompuMed shall insure that the Proprietary Technology, when delivered at the Closing, shall include all software elements and files (other than as are specifically included in the Commercial Software) for effective installation, use and maintenance thereof by Merck as contemplated by this Agreement.

     10.9 CompuMed agrees that it will pay to Merck the sum of $250,000 for the first Year of this Agreement as a contribution toward Merck's costs and expenses incurred in marketing and marketing support relating to the performance of RA using the Acquired Assets, the Proprietary Technology, the Documentation and the System. Such amounts shall be paid in quarterly installments of $62,500, payable in advance at the beginning of each Quarter during the first Year of this Agreement.


     SECTION 11: COMPLIANCE WITH BULK TRANSFER LAW
     ---------------------------------------------

     11.1 Merck and CompuMed agree that they do not intend to comply, and each of them waives compliance by the other, with the Bulk Transfer Law in connection with the transactions contemplated by this Agreement (if applicable); provided however the CompuMed agrees to indemnify Merck and its Affiliates for any claim, damage, loss, liability, cost or expense (including reasonable attorneys fees) arising out of or relating to such non-compliance as provided in Section 14.


     SECTION 12: CONFIDENTIALITY
     ---------------------------

     12.1 For the purposes of this Section 12, Confidential Information shall mean (a) the Proprietary Technology and all information contained in the Documentation, and (b) all non-public information disclosed by one party to the other under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding the foregoing,
          Section 12.1(b) shall not include:

          (a) information possessed by the receiving party prior to disclosure by the disclosing party, other than through prior disclosure by the disclosing party;

          (b) information published or available to the general public otherwise than through a breach of this Agreement;

          (c) information obtained by the receiving party from a third party with a valid right to make such disclosure; and

          (d) information which is independently developed by employees or agents of the receiving party, without reference to information provided by the disclosing party.

          Further Section 12.1(a) shall not include information published or available to the general public otherwise than through a breach of this Agreement.

     12.2 Each party agrees to keep secret and confidential any and all Confidential Information, and not to disclose such Confidential Information to any third party other than (a) to any governmental regulatory authority as may be required to obtain any permits, registrations, licenses or approvals for use by Merck of the Proprietary Technology, the Documentation and the System for performing RA or otherwise in the Field, (b) as may be required by Law or permitted by this Agreement, and (c) as may be required by Merck in the promotion, commercialization and use of the Acquired Assets, the Proprietary Technology, the Documentation or the System in the performance of RA or otherwise in the Field. In the event that a party shall be required by judicial or administrative process to disclose Confidential Information, such party shall notify the other party as soon as possible.

     12.3 Neither party shall not use Confidential Information for any purpose other than (a) for the performance of its obligations under this Agreement and the transactions contemplated hereby, (b) as expressly permitted by the terms of this Agreement, or (c) as may be required by Merck in the promotion, commercialization and use of the Acquired Assets, the Proprietary Technology, the Documentation or the System in the performance of RA or otherwise in the Field.

     12.4 The obligations of the parties under this Section 12 shall survive for fifteen years from the date of first disclosure of such Confidential Information.


     SECTION 13: CONDITIONS AND DELIVERIES FOR CLOSING
     -------------------------------------------------

     13.1 The obligation of Merck to license the Proprietary Technology and the Documentation from CompuMed, to purchase and accept the transfer and delivery of the Acquired Assets from CompuMed and to make payment of the Purchase Price, the License Payment and Royalties to CompuMed, is subject to the following conditions:

          (a) There has been delivered to Merck, at or before the Closing, the following:

               (i)       The Bill of Sale executed by CompuMed;

               (ii)      The Technology License Acknowledgment executed by
               CompuMed;

               (iii)     The Copyright Assignment executed by CompuMed;

               (iv)      The Trademark Assignment executed by CompuMed;


               (v) The Sublease executed by CompuMed and consented to by Hughes Aircraft Company, a Delaware corporation and USAA Income Properties III Limited Partnership, a Delaware limited partnership;

               (vi)      The Assignment and Assumption Agreement executed by
               CompuMed;

               (vii) CompuMed's calculation of the Purchase Price, certified by CompuMed's Chief Financial Officer as provided in Section
               2.3;

               (viii)    [deleted].

               (ix)      The Transition Operating Agreement executed by
               CompuMed;

               (x) 2 copies of the software portion of the Proprietary Technology in object code format;

               (xi) 2 copies of the source code for the software portion of the Proprietary Technology in hard copy and disc format;

               (xii) 2 copies of the Documentation in hard copy and disc format;

               (xiii) 2 copies of any tangible embodiment of the Proprietary Technology (other than as provided pursuant to Sections 12.1(a)(x), (xi) or (xii));

               (xiv) An opinion of CompuMed's counsel dated as of the Closing and in form and substance reasonably satisfactory to Merck as to the matters referred to in (A) Sections 7.1 and 7.2 of this Agreement, (B) Section 1(a) of the Technology License Acknowledgement, (C) Section 1(a) of the Bill of Sale, (D)
               Section 9.2 of the Sublease (if Merck shall have exercised its option with respect thereto pursuant to Section 10.5), (E)
               Section 1 (a) of the Assignment and Assumption Agreement and (F)
               Section 7(a) of the Transition Operation Agreement;

               (xv)      The written consent of every entity set forth in
               Schedule 7, in form and substance reasonably satisfactory to Merck;

               (xvi) A certificate in form an substance reasonably satisfactory to Merck from the President of CompuMed to the effect that all of the representations and warranties of CompuMed under this Agreement are correct and complete at the Closing and all covenants and agreements of CompuMed which are required to have been performed by the Closing have been performed;

               (xvii) Any other document or instrument required by this Agreement or the Ancillary Agreements to be delivered on or before the Closing by CompuMed, or otherwise reasonably requested by Merck to effect (A) the Technology License as provided herein,
               (B) a complete transfer of the Acquired Assets to Merck as provided herein, (C) the complete assignment of the agreements referred to in the Assignment and Assumption Agreement, and (D) to consummate the transactions contemplated by this Agreement.

          (b) Each of the Key Employees shall have agreed in writing to become employees of, leased employees of, or consultants to, Merck or its designated Affiliate, on terms reasonably satisfactory to Merck.

          (c) All filings and approvals referred to on Schedule 7 shall have been made and received, in form and substance reasonably satisfactory to Merck.

          (d)  The Liens referred to on Schedule 10 shall have been discharged.

          (e) The permits referred to on Schedule 11 shall have been transferred to or obtained by Merck.

          (f) The agreement between Rhone-Poulenc Rorer Pharmaceuticals and CompuMed dated September 26, 1992, as amended by an amendment dated June 10, 1993, shall have been terminated, and neither party, nor its successors or assigns, shall have any rights or liabilities thereunder.

          (g) All of the representations and warranties of CompuMed under this Agreement shall be correct and complete at the Closing.

          (h) All covenants and agreements of CompuMed which are required to have been performed by the Closing under this Agreement shall have been performed, to Merck's reasonable satisfaction.

          (i) All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been carried out to the reasonable satisfaction of Merck.

     13.2 The obligation of CompuMed to license the Proprietary Technology and the Documentation to Merck, to sell, transfer and deliver the Acquired Assets to Merck and to accept payment of Purchase Price, the License Payment and Royalties from Merck, is subject to the following conditions:

          (a) There has been delivered to CompuMed, at or before the Closing, the following:

               (i)       The Technology License Acknowledgment executed by
               Merck;

               (ii) The Sublease executed by Merck, but only if Merck shall have exercised its option with respect thereto as provided in
               Section 10.5;

               (iii)     The Assignment and Assumption Agreement executed by
               Merck;

               (iv)      The payment of the Purchase Price and the License
               Payment;

               (v)       The Transition Operating Agreement executed by Merck;

               (vi) An opinion of Merck's counsel dated as of the Closing and in form and substance reasonably satisfactory to CompuMed as to the matters referred to in (A) Sections 8.1 and 8.2 of this Agreement, (B) Section 2(a) of the Technology License Acknowledgment, (C) Section 8.2 of the Sublease (if Merck shall have exercised its option with respect thereto pursuant to
               Section 10.5), (D) Section 2(a) of the Assignment and Assumption Agreement, and (E) Section 8(a) of the Transition Operation Agreement; and

               (vii) A certificate in form an substance reasonably satisfactory to CompuMed from a Director or more senior officer of Merck to the effect that all of the representations and warranties of Merck under this Agreement are correct and complete at the Closing and all covenants and agreements of Merck which are required to have been performed by the Closing have been performed.

          (b) All of the representations and warranties of Merck under this Agreement shall be correct and complete at the Closing.

          (c) All covenants and agreements of Merck which are required to have been performed by the Closing under this Agreement shall have been performed, to CompuMed's reasonable satisfaction.

          (d) All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been carried out to the reasonable satisfaction of CompuMed.


     SECTION 14: INDEMNIFICATION
     ---------------------------

     14.1 CompuMed agrees to indemnify, defend and hold harmless Merck and its Affiliates, and their respective directors, officers, employees and agents, from and against all claims, actions, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys fees) arising out of (a) any breach by CompuMed of a representation or warranty made by it in this Agreement or the Ancillary Agreements; (b) any failure by CompuMed to perform or observe any covenant or agreement to be observed or performed by it under this Agreement or the Ancillary Agreements; (c) the promotion, commercialization or use of the Acquired Assets, the Proprietary Technology, the Documentation or the System by CompuMed, or otherwise relating to the performance of RA by CompuMed; (d) the noncompliance by CompuMed and Merck with the Bulk Transfer Laws; (e) any remedial action undertaken by Merck or its Affiliates as a result of the matters referred to in Section 14.1(a),(b),(c) or (d); and (f) the enforcement by Merck of its rights under this Agreement, or the Ancillary Agreements.

     14.2 Merck agrees to indemnify, defend and hold harmless CompuMed and its Affiliates, and their respective directors, officers, employees and agents, from and against all claims, actions, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys fees) arising out of (a) any breach by Merck of a representation or warranty made by it in this Agreement or the Ancillary Agreements; (b) any failure by Merck to perform or observe any covenant or agreement to be observed or performed by it under this Agreement or the Ancillary Agreements;
          (c) the promotion, commercialization or use of the Acquired Assets, the Proprietary Technology, the Documentation or the System by Merck, or otherwise relating to the performance of RA by Merck, excluding
                                                                   ---------
          however any claims, actions, damages, losses, liabilities, costs and
          -------
          expenses which arise out or relate to a matter for which Merck is entitled to indemnification from CompuMed under Section 14.1; (d) any remedial action undertaken by CompuMed or its Affiliates as a result of the matters referred to in Section 14.2(a), (b) or (c); and (e) the enforcement by CompuMed of its rights under this Agreement or the Ancillary Agreements.

     14.3 A party seeking indemnification pursuant to Section 14.1 or 14.2 (an "Indemnified Party") shall give promptly written notice to the other party (an "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The Indemnifying Party shall have the right to, and shall at the request of the Indemnified Party, assume the defense (with counsel reasonably satisfactory to the Indemnified Party), of any such suit, action or proceeding, at the Indemnifying Party's expense. The Indemnifying Party shall not be liable under Section 14.1 or 14.2 for any settlement effected without its consent, which consent shall not unreasonably be withheld. The Indemnified Party shall have the right to participate in any suit, action or proceeding being defended by the Indemnifying Party, at the Indemnified Party's expense. The Indemnified Party shall, prior to making any expenditures subject to indemnification under Section 14.1(d) or 14.2 (d), notify the Indemnifying Party and, if requested and feasible, consult with the Indemnifying Party as to the actions proposed to be taken. The Indemnified Party shall make available during normal business hours, all employees and records with relevant information as the Indemnifying Party may reasonably request in connection with the defense or investigation of any matter subject to indemnification hereunder.

     14.4 [deleted].

     14.5 Merck shall have the right (but not the obligation) to recover any indemnity to be provided by CompuMed under Section 14.1 or the Ancillary Agreements by way of set-off against (a) Royalties and other amounts payable to CompuMed under Section 4 or (b) any other amounts payable to CompuMed under this Agreement, the Ancillary Agreements or any other agreement between Merck and CompuMed.


     SECTION 15: SURVIVAL
     --------------------

     15.1 The representations, warranties, covenants and agreements of the parties contained in this Agreement and the Ancillary Agreements shall survive the Closing for a period of 3 years.


     SECTION 16: ASSIGNMENT AND SUBLICENSING; BINDING EFFECT
     -------------------------------------------------------

     16.1 CompuMed may assign its rights under this Agreement, but may not delegate any or all of its obligations hereunder without the prior consent of Merck. Notwithstanding the foregoing, CompuMed shall deliver to Merck an acknowledgment from any assignee of CompuMed's rights to payments hereunder to the effect that such payment rights are subject to Merck's rights under Section 14.5. Merck may assign or sublicense any or all of its rights and obligations (including, but not limited to, its rights and obligations under the Technology License) to (i) an Affiliate or (ii) any third party which is not then
          (a) significantly involved in developing or marketing technologies in the Field or (b) actively planning to become significantly involved in developing or marketing technologies in the Field (other than by virtue of an assignment or sublicense of this Agreement), in either case without the prior consent of CompuMed, provided that Merck guaranties the performance of all delegated obligations or, without the necessity of such guaranty, if the assignee has a net worth, at the time of assignment and delegation and determined in accordance with generally accepted accounting principles consistently applied, of at least $50,000,000. Any other assignment of Merck's rights or obligations under this Agreement shall require CompuMed's prior consent. Notwithstanding the foregoing, the restrictions on Merck's ability to assign or sublicense any or all of it rights or obligations hereunder shall lapse at the expiration of Year 5.

     16.2 This Agreement shall be binding upon the successors, legal representatives and permitted assigns of the parties.


     SECTION 17: TAXES AND EXPENSES
     ------------------------------

     17.1 To the extend that the sale of the Acquired Assets or the license of the Proprietary Technology or Documentation is subject to any sales, use, rental, personal property or other taxes (other than taxes on Merck's income), payment of such taxes shall be CompuMed's responsibility. CompuMed shall be liable for any and all taxes on any and all payments it receives from Merck under this Agreement or the Ancillary Agreements.

     17.2 Each party shall pay all its own costs and expenses incidental to the negotiation and preparation of this Agreement and the Ancillary Agreements and the entering into and carrying out of the transactions contemplated hereby or thereby.


     SECTION 18: GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS
     ----------------------------------------------------------------------

     18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the provisions thereof relating to conflict of laws.

     18.2 Merck and CompuMed irrevocably submit to the jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the District of New York for the purposes of any suit or other proceeding arising out of this Agreement or the Ancillary Agreements or seeking to enforce the terms thereof. Merck and CompuMed consent that service of process may be made against each of them in the same manner as applies to the sending of notices under
          Section 21. Merck and CompuMed waive any objection to service of process in accordance with this Section or to the location of such courts, including, without limitation, any objection to venue or based on the grounds of forum non conveniens.


     SECTION 19: SEVERABILITY
     ------------------------

     19.1 In addition to the provisions of Section 9.3, if any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect, and the court making such determination shall have the power to reduce such provision, and in its reduced form, such provision shall then be enforceable.


     SECTION 20: RESERVATION OF RIGHTS; REMEDIES CUMULATIVE
     ------------------------------------------------------

     20.1 Neither party's delay or failure in enforcing any of right or remedy afforded hereunder or by law shall prejudice or operate to waive that right or remedy or any other right or remedy which it shall have available; nor shall any such failure or delay operate to waive either party's rights to any remedies due to a future breach of this Agreement, whether of a like or different character.

     20.2 No remedy referred to in this Agreement is intended to be exclusive, but each such remedy shall be cumulative and in addition to all other remedies (a) referred to herein, (b) available at law, or (c) available under the Ancillary Agreements.


     SECTION 21: ENTIRE AGREEMENT
     ----------------------------

     21.1 This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous agreements or understandings whether oral or written.

     21.2 No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by the party to be bound thereby.


     SECTION 22: NOTICES
     -------------------

     22.1 Any notice required or permitted to be given hereunder shall be in writing and shall be given either by personal delivery against delivery receipt, by overnight courier service which provides a delivery receipt, by U.S. certified mail, return receipt requested or by confirmed facsimile transmission, and shall be addressed as follows:

                                        If to Merck
                                        -----------

                                     Merck & Co., Inc.
                                        P.O. Box 4
                                 Sumneytown Pike, PA 19486
                                  ATTN: Mr. Robert Glaser
                                    Sr. V.P. Marketing
                                         WP 39-405
                                    Fax: (215) 652-7697

                                      with a copy to:
                                      ---------------

                                     Merck & Co., Inc.
                                        P.O. Box 4
                                 Sumneytown Pike, PA 19486
                                 ATTN: Kathryn Steinbugler
                                 Assistant General Counsel
                                        WP 53C-316
                                    Fax (215) 652-6355

                                      If to ComPuMed
                                      --------------

                                 Rod Raynovich, President
                                      CompuMed, Inc.
                                  1230 Rosencrans Avenue
                                        Suite 1000
                             Manhattan Beach, California 90266
                                    Fax: (310) 536-6128

                                      with a copy to
                                      --------------

                                   Thomas C. Carey, Esq.
                                    Bromberg & Sunstein
                                     125 Summer Street
                                Boston, Massachusetts 02110
                                    Fax (617) 443-9292

     22.2 Any notice shall be deemed given (a) if delivered by hand, when received, (b) if sent by overnight courier service, one (1) day after sending, (c) if delivered by U.S. certified mail, seven (7) days after postmark, and (d) if sent by facsimile during normal business hours, 2 hours after confirmed transmission. Either party may at any time change its address for notices under this Section 22 by giving of written notice in accordance with the terms hereof.


     SECTION 23: PUBLICITY
     ---------------------

     23.1 No press release, public announcement, confirmation or other public disclosure of information regarding this Agreement, the Ancillary Agreements or any related matter shall be made by either party without the prior written consent of the other party. This commitment does not apply to (a) correspondence, documents or other communications which are for distribution within the internal organization of either party, (b) disclosures required by Law, including but not limited to, disclosures required by the Securities Exchange Act of 1934 or any rules or regulations promulgated thereunder or (c) disclosures made after the Closing by Merck, its Affiliates, or their agents of information pertaining to this Agreement, the Ancillary Agreements or any related matter as is necessary or desirable in connection with the promotion, commercialization and use of the Acquired Assets, the Proprietary Technology, the Documentation, or the performance of RA using the System or otherwise in the Field.


     SECTION 24: COMPETING TECHNOLOGIES
     ----------------------------------

     24.1 CompuMed acknowledges that Merck and its Affiliates may now or hereafter own, invest in, support, promote, or otherwise be associated with, technologies which are or may be competitive with the Licensed Technology. CompuMed waives any conflict of interest which may now or hereafter exist because of such activities of Merck or its Affiliates, and agrees that Merck shall be entitled to engage in such activities, without prior notice to or consent of CompuMed.


     SECTION 25: HEADINGS
     --------------------

     25.1 The heading contained in this Agreement are inserted for convenience of reference only and shall not be used in construing this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

     MERCK & CO., INC.                       COMPUMED, INC.

     BY:  /s/ Robert Glaser                  BY:  /s/ Rod N. Raynovich
         ----------------------                  ----------------------

     TITLE: Sr. V.P. Marketing               TITLE: President
            -------------------                     -------------------

     DATE: September 22, 1995                 DATE: September 22, 1995
           --------------------                     -------------------